2001 ROSS AVENUE DALLAS, TEXAS	AUSTIN BAKU
75201-2980	DALLAS
214.953.6500	DUBAI
FAX 214.953.6503	HONG KONG
HOUSTON
LONDON
MOSCOW
NEW YORK
RIYADH
WASHINGTON

June 6, 2005

Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204

Re:	Affiliated Computer Services, Inc.

$250,000,000 Aggregate Principal Amount of 4.70% Senior Notes due 2010
$250,000,000 Aggregate Principal Amount of 5.20% Senior Notes due 2015

Ladies and Gentlemen:

               We have acted as counsel to Affiliated Computer Services, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $250,000,000 aggregate principal amount of its 4.70% Senior Notes due 2010 (the “2010 Notes”) and $250,000,000 aggregate principal amount of its 5.20% Senior Notes due 2015 (the “2015 Notes” and, together with the 2010 Notes, the “Notes”). The Notes will be issued under an Indenture, dated as of June 6, 2005 (the “Base Indenture”), between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), as amended and supplemented by a First Supplemental Indenture, relating to the 2010 Notes (the “First Supplemental Indenture”), and a Second Supplemental Indenture, relating to the 2015 Notes (the “Second Supplemental Indenture” and, together with the 2010 Notes Supplemental Indenture and the Base Indenture (insofar as such indenture governs the Notes but not as it relates to any other debt securities that may be issued by the Company), the “Indenture”), each dated as of June 6, 2005 and between the Company and the Trustee.

               The Notes are a series of the Company’s senior debt securities registered on a Registration Statement on Form S-3 (Registration No. 333-68656) (the “Registration Statement”), filed by the Company, ACS Trust I and ACS Trust II with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being sold by the Company pursuant to an Underwriting Agreement dated as of June 1, 2005 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (the “Representatives”), and the Pricing Agreement, dated as of June 1, 2005 (the “Pricing Agreement”), among the Company and the Representatives, as representatives of the several underwriters named therein.

               As the basis for the opinion hereinafter expressed, we examined corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of such opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

- 2 -	June 6, 2005

               Based upon the foregoing and on such legal considerations as we deem relevant, it is our opinion that the Notes have been duly authorized by the Company, and when authenticated by the Trustee and delivered in accordance with the provisions of the Indenture against payment therefor as provided in the Underwriting Agreement and the Pricing Agreement, will be duly issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to, as to enforceability of the Notes, the effect of: (1) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally; and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

               The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware, the laws of the State of New York, the laws of the State of Texas and the laws of the United States of America, and we express no opinion as to matters governed by the laws of any other jurisdiction.

               We hereby consent to the filing of this opinion of counsel as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on June 6, 2005, the incorporation by reference of this opinion into the Registration Statement and the reference to our firm under the heading “Legal Matters” in the related prospectus supplement dated June 1, 2005 forming a part of the Registration Statement, which was filed by the Company with the Commission under Rule 424(b)(5) on June 2, 2005. In giving this consent, we do not hereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.